Ocwen Financial Corporation®

FOR IMMEDIATE RELEASE

OCWEN FINANCIAL COMPLETES ACQUISITION OF PHH CORPORATION; GLEN MESSINA BECOMES PRESIDENT AND CHIEF EXECUTIVE OFFICER

West Palm Beach, FL – (October 4, 2018) Ocwen Financial Corporation (NYSE:OCN) (“Ocwen” or the “Company”), a leading financial services holding company, today announced the completion of its acquisition of PHH Corporation (“PHH”), a mortgage platform with established servicing and origination recapture capabilities, effective October 4, 2018 for approximately $360 million in cash or $11 per diluted common share.

As previously announced, concurrent with the closing of the PHH merger, Glen A. Messina became the President and Chief Executive Officer of Ocwen and a member of Ocwen’s Board of Directors.

“The close of this acquisition marks a new chapter in our history, and creates a strong non-bank mortgage servicer, positioned for growth, and better able to serve borrowers and loan investors,” commented Phyllis Caldwell, Chair of Ocwen’s Board of Directors. “We believe our increased size and scale will create both strategic and financial benefits including accelerating our transition to an industry leading servicing platform, reducing servicing, originating and overhead costs on a combined basis through the realization of $100 million in targeted cost synergies and improved economies of scale, and providing a foundation to enable Ocwen to resume new business and growth activities to offset portfolio runoff in the future. We are excited to officially welcome Glen Messina and the PHH employees to the Ocwen family.”

The newly combined company, as of June 30, 2018, services approximately 1.7 million loans with an unpaid principal balance of over $296 billion. In 2017, the combined company originated more than $3 billion of residential mortgage loans including reverse mortgages.

In connection with the completion of the acquisition, PHH has become a wholly-owned subsidiary of Ocwen and the common stock of PHH has been delisted from the New York Stock Exchange.

About Ocwen Financial Corporation

Ocwen Financial Corporation is a financial services holding company which, through its subsidiaries, services and originates loans. We are headquartered in West Palm Beach, Florida, with offices throughout the United States and in the U.S. Virgin Islands and operations in India and the Philippines. We have been serving our customers since 1988. We may post information that is important to investors on our website (www.Ocwen.com).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by a reference to a future period or by the use of forward-looking terminology. Forward-looking statements are typically identified by words such as “believe”, “expect”, “foresee”, “forecast”, “anticipate”, “intend”, “estimate”, “goal”, “strategy”, “plan” “target” and “project” or conditional verbs such as “will”, “may”, “should”, “could” or “would” or the negative of these terms, although not all forward-looking statements contain these words.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Our business has been undergoing substantial change which has magnified such uncertainties. Readers should bear these factors in mind when considering such statements and should not place undue reliance on such statements.

Forward-looking statements involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially. In the past, actual results have differed from those suggested by forward-looking statements and this may happen again.

Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: our ability to successfully integrate PHH’s business, and to realize the strategic objectives, synergies and other benefits of the acquisition at the time anticipated or at all, including our ability to integrate, maintain and enhance PHH’s servicing, subservicing and other business relationships, including its relationship with New Residential Investment Corp. (NRZ), uncertainty related to claims, litigation, cease and desist orders and investigations brought by government agencies and private parties regarding our servicing, foreclosure, modification, origination and other practices, including uncertainty related to past, present or future investigations, litigation, cease and desist orders and settlements with state regulators, the Consumer Financial Protection Bureau (CFPB), State Attorneys General, the Securities and Exchange Commission (SEC), the Department of Justice or the Department of Housing and Urban Development (HUD) and actions brought under the False Claims Act by private parties on behalf of the United States of America regarding incentive and other payments made by governmental entities; adverse effects on our business as a result of regulatory investigations, litigation, cease and desist orders or settlements; reactions to the announcement of such investigations, litigation, cease and desist orders or settlements by key counterparties or others, including lenders, the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae); our ability to comply with the terms of our settlements with regulatory agencies and the costs of doing so, increased regulatory scrutiny and media attention; any adverse developments in existing legal proceedings or the initiation of new legal proceedings; our ability to effectively manage our regulatory and contractual compliance obligations; our ability to comply with our servicing and subservicing agreements, including our ability to comply with our agreements with, and the requirements of, Fannie Mae, Freddie Mac and Ginnie Mae and maintain our seller/servicer and other statuses with them; our ability to contain and reduce our operating costs, the adequacy of our financial resources, including our sources of liquidity and ability to sell, fund and recover advances, repay borrowings and comply with our debt agreements, including the financial and other covenants contained in them; our ability to timely transfer mortgage servicing rights under our July 2017 agreements and January 2018 agreements with NRZ; our ability to maintain our long-term relationship with NRZ; our ability to realize anticipated future gains from future draws on existing loans in our reverse mortgage portfolio; our servicer and credit ratings as well as other actions from various rating agencies, including the impact of prior or future downgrades of our servicer and credit ratings; our ability to execute an effective chief executive officer leadership transition; as well as other risks detailed in Ocwen’s and, prior to the merger closing, PHH’s reports and filings with the SEC, including each of their respective annual reports on Form 10-K for the year ended December 31, 2017 and any current and quarterly reports since such date. Anyone wishing to understand Ocwen’s business should review its and PHH’s SEC filings. Ocwen’s forward-looking statements speak only as of the date they are made, and we disclaim any obligation to update or revise forward-looking statements whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION CONTACT:

Investors:	Media:
Stephen Swett	John Lovallo	Dan Rene
T: (203) 614-0141	T: (917) 612-8419	T: (202) 973-1325
E:shareholderrelations@ocwen.com	E: jlovallo@levick.com	E: drene@levick.com